Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 6, 2012, relating to the consolidated financial statements of Diamond Foods, Inc., and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

December 6, 2012